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                                                                   Exhibit 10.22


                                LETTER OF INTENT


July 20, 2000


Mr. Thomas P. Quinn
Vice President
The Medicines Company
One Cambridge Center
Cambridge, Massachusetts  02142

Re:      Sales Force Services Agreement
         Innovex Project #8475

This letter confirms the present intent of The Medicines Company ("TMC") to engage Innovex Inc. ("Innovex") to provide sales and marketing services in connection with Angiomax(TM) (the "Services").

It is the present intent of TMC and Innovex (the "Parties") to negotiate and execute a binding agreement (the "Agreement") which shall set out the terms and conditions governing the engagement. The Parties agree to negotiate in good faith the Agreement governing the engagement for execution within ninety (90) days of the date of this Letter of Intent. All sums paid or reimbursed by TMC pursuant to this Letter of Intent shall be credited against any sums due Innovex pursuant to the Agreement. Upon execution, the terms and conditions of the Agreement will control and take precedence over this Letter of Intent.

As a result of this Letter of Intent, TMC authorizes Innovex to start work immediately to perform the Services, including the following:

* Recruit, interview, hire, and train 2 Field Coordinators, 50 Sales Representatives, and 5 Medical Scientific Liaisons; perform Project administration and management tasks, lease equipment for ITMS services and otherwise as necessary.

*    Recruit, on behalf of TMC, the Regional Managers.

Innovex will use its best efforts and exercise due care and sound business judgment in performing the Services. Innovex will comply with all applicable laws in performing the Services. TMC will furnish Innovex with information and direction necessary for the orderly performance of the Services.

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Letter of Intent - The Medicines Company
July 20, 2000
Page 2


In case the Parties fail to agree, in good faith, on the terms and conditions of the Agreement, or in case of termination of the engagement for whatever reason, the Services provided under this Letter of Intent shall be terminated. The indemnification and confidentiality provisions below shall survive any termination. TMC will promptly pay Innovex for Services actually performed, expenses incurred and reasonable non-cancelable obligations undertaken under this Letter of Intent prior to termination, or reasonably required as a consequence of termination. Innovex will provide appropriate documentation to support all charges.

This Letter of Intent shall serve as authorization for TMC to remit, and upon execution of this Letter of Intent TMC shall be obligated to remit to Innovex, certain payments to cover fees that may be earned and expenses and obligations that may be incurred under this Letter of Intent, as further specified in Exhibit A, attached hereto. In the event the Agreement is not entered into, or this engagement is otherwise terminated, Innovex will fully document all expenses and obligations charged against the advance payments.

Innovex shall indemnify, defend and hold TMC harmless against any loss, damage, injury, claim, action, expense or liability (including reasonable attorneys fees and court costs) (collectively, "Losses"), arising out of or resulting from the negligence or willful misconduct of Innovex or its personnel in providing Services pursuant to this Letter of Intent. Neither Innovex nor its affiliates, nor any of its or their respective directors, officers, employees or agents shall have any liability for any special, incidental, indirect or consequential damages, including but not limited to loss of opportunity, use, profits, or revenue, in connection with this Letter of Intent or the Services performed by Innovex hereunder, even if such damages may have been foreseeable. In addition, in no event shall the collective, aggregate liability of Innovex and its affiliates, and its and their respective directors, officers, employees, and agents under this Letter of Intent exceed the amount of compensation actually received by Innovex from TMC for the Services under this Letter of Intent.

TMC shall indemnify, defend and hold harmless Innovex, its affiliates and its and their respective directors, officers, employees and agents against any and all Losses arising from any third-party claim, relating to or in connection with this Letter of Intent or the Services provided hereunder, except to the extent such Losses are determined to have resulted solely from the negligence or willful misconduct of Innovex, its affiliates, and their respective directors, officers, employees and agents seeking indemnity hereunder.


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Letter of Intent - The Medicines Company
July 20, 2000
Page 3



The Parties each undertake not to disclose or permit to be disclosed to any third party, or otherwise make use of or permit to be made use of, except as may be required for the purposes of this engagement, any confidential information relating to the products, business affairs or finances of the other, or subsidiaries or affiliates, or of any suppliers, distributors, licensees or other customers of the other which comes into the Parties' possession during this engagement. The following information shall not be deemed confidential: (i) information which was already known to the Parties, but not received from the other party, prior to the execution of this Letter of Intent, (ii) information which is or becomes publicly available by reason other than breach of confidentiality by a party and (iii) information which a party is required by law or court order to disclose.

This Letter of Intent is intended to be binding upon and fully enforceable by either party. The individuals signing below are authorized and empowered to bind the Parties to the terms of this Letter of Intent.

The laws of the State of New Jersey will govern this Letter of Intent.


FOR THE MEDICINES COMPANY                  FOR INNOVEX INC.


/s/ Thomas P. Quinn                        /s/ John Monahan
------------------------------             ------------------------------
Name:  Thomas P. Quinn                     Name:  John Monahan
Title: Vice President                      Title: President
Date:  July 20, 2000                       Date:  July 20, 2000




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Letter of Intent - The Medicines Company
July 20, 2000
Page 4


                                    EXHIBIT A
                  Payment Schedule for Fee and Expense Deposit

* In consideration of Innovex's flexibility and responsiveness to TMC financial considerations and the uncertain date for the IPO (initial public offering), TMC is committed to preserving a cash neutral position for Innovex as the project startup costs are incurred and the Services are provided.

*    All payments from TMC to Innovex shall be wire transferred on due date

*    $125,000 due August 15, 2000

*    $200,000 due September 15, 2000

* Balance of start-up costs in order to remain cash neutral, in the amount of $637,000, due October 1, 2000 or three days following the IPO date, whichever occurs first.